June 22, 2007

Sunberta Resources Inc.
45 Covepark Road NE
Calgary, Alberta, Canada

Attn: Kelly Sundberg, President

Dear Mr. Sundbert

Sunberta Resources Inc.
Registration Statement on Form SB-2

I, Clyde Smith, do hereby consent to the public filing by Sunberta Resources Inc. (“Sunberta”) of the technical report I authored regarding the Sombrio River and Loss Creek Placer Gold Claims on Canadian National Instrument Form 43-101 and dated Mach 29, 2007 (the “Technical Report”) and to the inclusion of extracts from or a summary of the Technical Report in the Registration Statement on Form SB-2 file June 8, 2007 by Sunberta.

Sincerely,

/s/ Clyde Smith
Clyde Smith, PhD., P.Eng.